Exhibit 99.

STATE OF MAINE                                         Docket No. 2003-666
PUBLIC UTILITIES COMMISSION
MAINE PUBLIC SERVICE COMPANY,               )          STIPULATION
Investigation of Maine Public Service       )
Company's Stranded Cost Revenue             )
Requirement and Rates                       )


--------------------------------------------------------------------------------


     A. Introduction, Procedural History.

     On September 16, 2003, the Maine Public Utilities Commission (the "MPUC" or "Commission") issued a Notice of Investigation in Docket 2003-666 pursuant to 35-A M.R.S.A. Section 3208, in order to "determine whether Maine Public Service Company ("MPS") rates must be changed, effective on March 1, 2004, to reflect changes in MPS's "adjustable stranded costs." The Office of the Public Advocate ("OPA") filed a Petition to Intervene and has participated in these proceedings. Central Maine Power Company filed a Petition to Intervene as an interested party.

     On October 3, 2003, an initial case conference was held during which it was agreed that MPS would address among other things the following issues in this proceeding: (1) costs related to MPS's investment in Maine Yankee; (2) identification and calculation of the return on stranded costs; (3) sales forecasts; (4) identification of current discounts to stranded cost rates and impacts on ratepayers; , (5) any flexible pricing program the Company wishes the Commission to consider; and, (6) treatment of EDITs and the ITCs relating to the Company's assets divested pursuant to the Electric Restructuring Act.

     MPS filed testimony on October 22, 2003 in which it addressed the foregoing matters. The Office of Public Advocate filed testimony of the advocate witness on December 10, 2003. Following discovery, the parties engaged in discussions in an effort to resolve all matters addressed in this proceeding.


     B. Applicable Docket No. 2003-85 Stipulation Regarding Revenue Requirement.

     In Maine Public Service Company, Request for Approval of Alternate Rate Plan, Docket No. 2003-85, the Commission approved a stipulation pursuant to which the parties agreed that MPS shall be allowed a rate of return on common equity of 10.25% based on a 51% equity ratio in this stranded cost case. See Docket No. 2003-85, Partial Stipulation, filed on September 2, 2003 at Paragraph B(1)(c) (hereinafter "2003-85 Partial Stipulation"). In accordance with Paragraph B (3) of the Docket 2003-85 Partial Stipulation, MPS submitted stranded cost rates based on the class-by-class revenue responsibility. The parties further agreed in the Partial Stipulation that "although the rates shall be adjusted in the event of future changes in the Company's stranded cost revenue requirement, the rate design shall be consistent with" the foregoing submission. Id. at Paragraph B (3). The parties agree that the foregoing described Partial Stipulation in Docket No. 2003-85 regarding certain stranded cost matters shall remain unaltered by the terms of this Stipulation.

     C. Stipulation.

     The parties hereby agree as follows:

        1. Rate Effective Period. The Rate Effective Period shall be from March 1, 2004 through December 31, 2006 which will coincide with the term of the current Wheelabrator-Sherman power purchase contract.

        2. Rates. The parties agree that the stranded cost rates set in Docket No. 2003-85 shall remain in effect during the Rate Effective Period.

        3. Sales Forecast. The parties agree that forecasted sales for purposes of this stipulation and the calculation of stranded cost recovery for each of the years included in the Rate Effective Period shall be 543,372 MWH. The overall rate effective sales shall be allocated among the rate classifications in the manner shown on Exhibit A (page 1 and 2 of 3) attached hereto and made a part hereof.

        4. Flexible Pricing Program/Special Rate Discounts

     MPS initially proposed in this Docket that it be allowed to establish a flexible pricing program in order for the Company to negotiate stranded cost related discounts to large customers (customers who qualify for Rate Schedule F or higher). MPS proposed to collect a portion of any such discount from its core customers beginning March 1, in accordance with a flexible pricing mechanism described in the October 22, 2003 Prefiled Testimony of Brent Boyles and Laurie Flagg (at pp. 14-19). MPS decided to withdraw its request to establish a flexible pricing program, but has requested that it be allowed to apply the proposed discount cost sharing mechanism to certain existing special discount contracts. Specifically, the parties agree that the proposed flexible pricing program should apply to the following three existing special rate contracts: the discount to Naturally Potatoes, Inc., approved in MPUC Docket No. 2002-393, and the discounts to Levesque - Ashland and Levesque-Masardis approved in MPUC Docket No. 2003-299 (collectively the "NP and Levesque Discounts"). Additionally, MPS shall withdraw the Company's Request for Approval of Flexible Pricing Plan for Special Rate Contracts filed in MPUC Docket No. 2002-147 dated March 31, 2002.


                b. Other special rate discounts. MPS shall allocate to shareholders 50 % of the Residential AH special rate discount; 75% of the EDR special rate discount and 100% of the Rate Class F special Rate discount. In accordance with this agreement, MPS has revised its projected revenue delta adjustment (see originally filed Exhibit A p. 2 of 3 to Boyles/Flagg testimony) in order to reflect this agreement and adjust for actual projected sales.

               Attached hereto as Exhibit A (page 3 of 3) and made a part hereof is a revised Projected Revenue Delta for Discounted Rates which incorporates the agreements set-forth in this Section 4.

               5. Stranded Cost Recovery. The Parties agree that the revenue recovered from the agreed upon sales forecast, rates, and revenue adjustment is sufficient to cover a revenue requirement of $11,785,339 per year and agree to this revenue requirement for the rate effective period. The components of this revenue requirement are set forth in Exhibit B (Revised SC-1, Page 1 and 2). This revenue requirement reflects the agreements and assumptions set forth in paragraphs 6 through 12.

               6. True up of Maine Yankee and Wheelabrator-Sherman Costs through February 29, 2004. The Deferred Fuel Amortization, as set forth in Exhibit B ((Revised SC-3, Page 3), for the rate year ending February 29, 2004 is $4,065,000 which includes an adjustment of ($268,000) in order to reconcile estimated costs to actual costs of Wheelabrator-Sherman Above Market charges and Maine Yankee expenses in accordance with MPS's Revised Schedule SC-1, page 2 submitted on January 15, 2004. This schedule is attached hereto as Exhibit B (Revised SC-1, Page 2) and made a part hereof. No further adjustment shall be required in order to adjust for estimates to actual for the rate effective period ending February 29, 2004.

               7. Deferred Fuel Account.

          a. In Docket Nos. 98-577 and 2001-240, the parties stipulated that MPS would accrue carrying costs on its deferred fuel account at its net of tax cost of capital rate. As of March 1, 2004, the parties agree that the deferred fuel balance prior to any adjustments is $18,838,000.

          b. In order to ensure that MPS is allowed to continue to recognize revenues booked during the period of March 2000 through March 2004, the Parties agree that MPS should be allowed to adjust its accumulated deferred income tax account and the deferred fuel balance by $2,896,000, as of March 1, 2004, resulting in a total deferred fuel balance as of March 1, 2004 of $21,734,000.

          c. In exchange for this adjustment, the parties agree that the return component on the deferred fuel balance should be reduced in such a manner that ratepayers are held harmless on a net present value basis as a result of the March 1, 2004 adjustment to the deferred fuel balance.

          d. During the rate effective period the overall pre-tax return component on the deferred fuel balance will be 8.28%, reflecting a 6.17% return on equity. The return component on the deferred fuel balance contains assumptions that; i) the additions to the deferred fuel allowed will be as anticipated; ii) the amortization period will be as set forth in Exhibit B (Revised SC-3, Page 3); and, iii) the current return on equity remains at the rate established in Docket No. 2003-085. A schedule summarizing the return on the deferred fuel based on these current assumptions is set forth in Exhibit B (Revised SC-3, Page 3). The return on the deferred fuel balance will be reviewed in future stranded cost rate setting proceedings and will be adjusted as necessary in order to achieve the objective of holding ratepayers harmless from the $2,896,000 March 1, 2004 adjustment to the balance. Ratepayers will be considered to be held harmless when the present value of the revenue requirements of the deferred fuel account without the adjustments described in this paragraph (the FAS 109 write up and adjusted return) ("Reference Deferred Fuel Account") equals the present value of the revenue requirements of the deferred fuel account with the adjustments. ("Adjusted Deferred Fuel Account"). In each future stranded cost case filing, MPS shall include a schedule that sets forth the annual and present value revenue requirements for both the Reference Deferred Fuel Account and the Adjusted Deferred Fuel Account.

          e. The stranded cost revenue requirement in this case assumes deferrals of certain amounts due under the Wheelabrator Sherman contract. The Deferred Fuel Balance rate base during the rate effective period shall be computed on a beginning/ending average rate base basis. Differences in amounts assumed to be deferred for costs related the output from the Wheelabrator Sherman QF contract and actual amounts shall be reconciled on a monthly basis by adjusting the deferred fuel balance. MPS shall apply carrying charges to such reconciled variances on a monthly basis, using the adjusted return applicable to the deferred fuel balance as the carrying charge on the reconciled balances.


                  8.  Wheelabrator-Sherman Buy-down of Purchased Power Contract.

          The balance of the Buy-down of the Wheelabrator-Sherman purchased power contract as of February 29, 2004 is reflected in Schedule SC-3, page 2 of the LaPlante/Brown Prefiled Testimony, which schedule is attached hereto as Exhibit B(SC-3, Page 2) and made a part hereof. The parties reconfirm in this Docket that MPS shall be allowed to calculate carrying charges on balance of W/S Buy-Down Account using the "all-in" financing costs associated with the FAME debt. This shall include the locked in annual interest rate of 2.79% plus amortization of the FAME issuance costs in accordance with the amortization schedule set forth in Exhibit B (SC-3, Page 2).

                  9.  Special Rate Discounts McCain and Huber.

          In accordance with the December 26, 2001 Stipulation in Docket 2001-240 (Paragraph 3), the original unrecovered balance of special rate discounts to McCain Foods and J.M. Huber of $1,684,164 is being amortized over 8 years. The parties reaffirm this amortization and agree that MPS shall accrue carrying charges on the unrecovered balance based on a pre-tax cost of capital of 11.74% applied to the McCain/Huber special contract deferred regulatory asset net of deferred taxes during the Rate Effective Period. This amortization is reflected in Exhibit B (Revised SC-5). In addition, the parties reaffirm that, in accordance with special contracts negotiated with McCain and Huber limiting their contributions to the stranded cost revenue requirement during the period July 1, 2000 to June 30, 2011, McCain and Huber shall contribute to stranded costs in accordance with Exhibit B (SC-7).

                 10.  Maine Yankee Costs.

          The agreed upon revenue requirement contains projections for costs associated with the company's investment in Maine Yankee. These projections are set forth in Exhibit B (SC-4). During the Rate Effective Period, the Company shall reconcile estimated Maine Yankee costs with actual costs and shall apply carrying charges on a monthly basis to such reconciled balances. The carrying charge rate for the Maine Yankee monthly reconciliation will be the same that is applicable to all Maine Yankee related stranded costs as reflected in Paragraph 11 of this Stipulation. The parties agree and recognize that the Maine Yankee stranded cost projections do not include ISFSI collections and Texas low level waste compact payments and if any of these costs are charged to MPS after March 1, 2004, MPS will defer these costs and shall be entitled to seek recovery in rates in the next general rate case following such charges.


                 11. Summary of Allowed Rates of Return.

                 Based upon the foregoing, the parties have agreed that MPS shall be allowed the following pre-tax returns on the applicable stranded cost rate base during the Rate Effective Period:

                      a. Deferred Fuel Balance - 8.28%.
                      b. W/S Buy Down of Power Purchase Contract - locked
                         in interest rate of 2.79% plus FAME issuance costs.
                      c. Seabrook Investment -11.74%.
                      d. Maine Yankee - 8.56%
                      e. Special Contract Discounts - 11.74%.

                 12. EDIT and ITC Issue.

     The parties agree in this Stipulation to no provisions pertaining to the ratemaking treatment of certain tax benefits associated with generation assets sold by the Company pursuant to Section 3204 of the Electric Restructuring Act. This stipulation is not intended to modify any prior stipulation regarding the regulatory treatment of certain EDIT and ITC Tax Credits in Docket No. 98-577. The parties do not intend that the absence of any provisions in this Stipulation prejudice in any respect the position of any party concerning the regulatory treatment of such tax benefits in any future proceeding.

                 13.  Standard Stipulation Provisions.

     a. Purpose; Rejection of Portion Constitutes Rejection of Whole. The parties are entering into this Stipulation for the purpose of finally disposing of all issues raised in this Docket. If the Commission does not accept the entire Stipulation without material modification, then this Stipulation shall be null and void, and will not bind the parties in this proceeding.


     b. No Precedent. The making of this Stipulation by the parties shall not constitute precedent as to any matter of fact or law, nor, except as expressly provided otherwise herein, shall it foreclose any party from making any contention or exercising any right, including the right of appeal, in any other Commission proceeding or investigation, or in any other trial or action.

     c. Examiner's Report. The parties agree to waive the provisions of ss. 752
(b) of the Commission's Rules of Practice and Procedure, requiring that any Examiner's Report be in writing and that the parties be afforded an opportunity to file exceptions or comments thereon. The parties thereby intend to permit the Advisors either to provide an oral Examiner's Report to the Commission at the deliberative session to be held in this Docket, or, if the Advisors so wish, to provide a written Examiner's Report to the Commission with the parties waiving the right to file exceptions or comments thereto.

         IN WITNESS WHEREOF, the parties have caused this Stipulation to be executed and delivered, or have caused their lack of objection to be noted, by their respective attorneys.



                          MAINE PUBLIC SERVICE COMPANY


Dated: __02/19/04__            By:___/s/ Scott L. Sells__




                          OFFICE OF THE PUBLIC ADVOCATE


Dated: __02/19/04__            By:___/s/ Stephen G. Ward__